__________

MARKETING AND DEVELOPMENT AGREEMENT

Between:

CRAILAR TECHNOLOGIES INC.

And:

CONE DENIM LLC (an ITG Company)

Made as of March 11, 2013

Crailar Technologies Inc.
305 - 4420 Chatterton Way, Victoria, British Columbia, Canada, V8X 5J2

SCHEDULE A   -   Specifications

DEVELOPMENT AGREEMENT

THIS DEVELOPMENT AGREEMENT is made as of March 11, 2013 (the "Effective Date").

BETWEEN:

CRAILAR TECHNOLOGIES INC., a corporation duly incorporated under the laws of the Province of British Columbia, Canada, and having an office located at 305 - 4420 Chatterton Way, Victoria, British Columbia, Canada, V8X 5J2

("CRAiLAR");

AND:

CONE DENIM, LLC,

("CONE").

WHEREAS:

(A)     CONE is engaged in the design, development, manufacture, marketing and sale of textiles and CONE (along with its parent company, International Textile Group, Inc.("ITG")) has developed, is in the possession of, and is the beneficial owner of, substantial and valuable expertise, know-how and certain Intellectual Property relating to the field of manufacturing, marketing and sales of textile products throughout the world;

(B)     CRAiLAR has developed, is in the possession of, and is the beneficial owner of, substantial and valuable expertise, know-how and certain Intellectual Property relating to the field of developing and carrying out enzyme-based processing of natural bast fibers through its wholly-owned subsidiary, Crailar Fiber Technologies Inc., through a global, exclusive licensing contract with the National Research Council of Canada ("NRC"); and

(C)     CONE wishes to purchase from CRAiLAR, and CRAiLAR wishes to supply to CONE on an exclusive basis as set out in this Agreement, fiber utilizing the above technology (the "CRAiLAR Fibers") that meets the specifications as set forth in Schedule A (such fiber, the "Goods", and such specifications, the "Specifications") for the purposes of developing denim fabric (the "CONE Products") on the terms and conditions as set forth in this Agreement.

NOW THEREFORE, the parties hereto covenant and agree as follows:

PART 1
DEFINITIONS AND INTERPRETATIONS

1.1     Definitions. In this Agreement, and in addition to any other defined terms set out in this Agreement, the following words or phrases have the following meanings, unless the context otherwise requires:

(a)     "Affiliate" means, in relation to a specified Person, a Person that directly or indirectly controls, is under common control with, or is controlled by the specified Person, and for the purposes hereof, a Person will be deemed to control a corporation if it has sufficient voting interest, if exercised, to elect a majority of the directors of the corporation;

(b)     "Business Day" means a day that is not a Saturday or a Sunday or a British Columbia provincial, or Canadian or US federal, holiday;

(c)     "CONE Arising IP" has the meaning ascribed to it in Section 6.2;

(d)     "CONE Existing IP" means all Intellectual Property held by CONE or ITG on the Effective Date;

(e)     "CONE IP" means the CONE Arising IP and the CONE Existing IP;

(f)     "CONE Products" has the meaning ascribed to it in the Recitals hereto;

(g)      "Confidential Information" means, in relation to a Person, information (in any form whatsoever, and whether or not marked as "confidential", "proprietary", or with similar markings) known or used by such Person in connection with its business and technology that is not (at the time of disclosure) known to the general public or that, by its nature or the nature of its disclosure, ought reasonably be known to be the confidential or proprietary information of a Person, including, but not limited to, such Person's Intellectual Property, customer information, financial information, marketing information, and information as to business opportunities and research and development, and includes in respect of each party hereto all confidential and protected information of such party pursuant to the Confidentiality Agreement;

(h)     "CRAiLAR Arising IP" has the meaning ascribed to it in Section 6.2;

(i)     "CRAiLAR Existing IP" means all Intellectual Property held by CRAiLAR on the Effective Date, and for greater certainty includes any Intellectual Property licensed by CRAiLAR from NRC;

(j)     "CRAiLAR IP" means the CRAiLAR Arising IP and the CRAiLAR Existing IP;

(k)     "CRAiLAR's Shipping Point" means CRAiLAR's shipping location at Pamplico, South Carolina, or other CRAiLAR manufacturing locations and shipping points as agreed to by the parties in writing from time to time;

(l)     "Crailar(R) Mark" means CRAiLAR's "CRAILAR" trademark (identified in U.S. Application Serial No. 78/715,030);

(m)     "Dispute Notice" has the meaning ascribed to it in Section 7.1;

(n)     "Effective Date" means the date that as noted on the first page of this Agreement;

(o)      "Goods" has the meaning ascribed to it in the Recitals(Whereas clause) hereto;

(p)     "Term" has the meaning ascribed to it in Section 5.1;

(q)     "Intellectual Property" means all intellectual property arising anywhere in the world, including: (i) all trademarks, service marks, corporate names, business names and other trade names whether or not registrable or the subject of applications or registrations; (ii) inventions, arts, processes, machines, manufactures, compositions of matter, developments and improvements, all whether or not patentable, patented or the subject of applications for patents; (iii) all industrial designs whether or not patentable or registrable, patented or registered or the subject of applications for registration or patent; (iv) all Confidential Information, formulae, proprietary information, trade secrets and know-how; all moral rights and the benefits of all waivers of moral rights if the Person is not the author of the Intellectual Property; and (iv) all other intellectual and industrial property all whether or not registrable, registered or subject of applications for registration;

(r)     "Intellectual Property Rights" means all intellectual property rights arising anywhere in the world, including: (i) all common law rights and registrations, pending applications for registration and rights to file applications for Intellectual Property; (ii) all copyright and all registrations, pending applications for registration and rights to file applications for the Intellectual Property; (iii) all patents, pending patent applications and rights to file applications for the Intellectual Property, including all rights of priority and rights in continuations, continuations in part, divisions, re-examinations, re-issues and other derivative applications and patents; (iv) al license rights in the foregoing; and (v) all rights to enforce rights in the foregoing against third parties;

(s)      "Person" means an individual, corporation, body corporate, firm, limited liability company, partnership, syndicate, joint venture, society, association, agency, governmental body, educational institute, trust or an incorporated organization or trustee or other such legal representative;

(t)     "Purchase Order" has the meaning ascribed to it in Section 2.1(e);

(u)     "Purchase Price" has the meaning ascribed to it in Section 2.1(a); and

(v)      "Specifications" has the meaning ascribed to it in the Recitals hereto.

1.2     Interpretation. In this Agreement, except as otherwise expressly provided or unless the context otherwise requires,

(a)     this "Agreement" means this Supply Agreement as from time to time supplemented or amended by one or more agreements entered into pursuant to the applicable provisions hereof;

(b)     the headings in this Agreement are inserted for convenience only and do not form a part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof;

(c)     the word "including", when following any general statement or term, is not to be construed as limiting the general statement or term to the specific items or matters set forth or to similar items or matters, but rather as permitting the general statement or term to refer to all other items or matters that could reasonably fall within its broadest possible scope;

(d)     except where otherwise specified, all references to currency mean United States currency;

(e)     a reference to a statute includes all regulations made thereunder, all amendments to the statute or regulations in force from time to time, and any statute or regulation that supplements or supersedes such statute or regulations;

(f)     a reference to an entity includes any successor to that entity;

(g)     words importing the masculine gender include the feminine or neuter, words in the singular include the plural, words importing a corporate entity include individuals, and vice versa;

(h)     a reference to a Part is to a Part of this Agreement and the symbol Section followed by a number or some combination of numbers and letters refers to the section, paragraph, subparagraph, clause or subclause of this Agreement so designated; and

(i)     this Agreement and any Schedules hereto shall be construed without the aid of any canon or rule of law requiring interpretation against the party drafting or causing the drafting of an agreement or the portions of an agreement in question, it being agreed that all parties hereto have participated in the preparation of this Agreement.

1.3     Schedules. The following schedules are incorporated into this Agreement by reference and form part hereof:

Schedule A:  Specifications.

PART 2
PURCHASE AND SALE

2.1     Purchase and Sale. CRAiLAR will sell and deliver to CONE, and CONE will purchase from CRAiLAR, the Goods on the following terms and conditions:

(a)     Price: The price for the Goods (the "Purchase Price") shall be negotiated by the parties in good faith as soon as practicable every 6 months, based upon forecast accuracy and annual volume, provided that if the parties are unable to negotiate a Purchase Price within 30 days of one party's notice to the other, either party may terminate this Agreement immediately upon notice to the other;

(b)     Freight/Shipping Terms, Sales Taxes and Payment Terms: the parties will negotiate terms of sale in a separate supply agreement no later than June 30, 2013.

(c)     Delivery: CRAiLAR shall make available the Goods strictly in accordance with the reasonable requirements set forth in this Agreement and in any Purchase Orders issued consistent with the terms of this Agreement.

(d)     Purpose: CONE may only use the Goods in the evaluation and commercial use thereof in the manufacture of CONE Products. For this purpose, CRAiLAR shall allow CONE to provide such designated party with the Goods and relevant information; provided that CONE assures that such designated party shall treat the Goods and the disclosed information under the same confidentiality obligation as stipulated as Section 6.3.

(e)     Ordering: In connection with the supply of goods, CONE will issue individual purchase orders or delivery orders which refer to this Agreement (the "Purchase Orders") for the purpose of ordering Goods pursuant to this Agreement the parties will negotiate terms of sale in a separate supply agreement no later than June 30, 2013.

(f)     Dates: CRAiLAR will use commercially reasonable efforts to deliver the Goods pursuant to such Purchase Orders, on such requested delivery dates, and will notify CONE promptly if any such Purchase Order cannot be reasonably fulfilled by such requested delivery date.

(g)     Invoices: CRAiLAR shall send invoices for each Purchase Order to the address set forth on that Purchase Order.

2.2     Quality Assurance. CRAiLAR shall manufacture the Goods in accordance with the Specifications.

2.3     Taxes. The Purchase Price excludes all applicable federal, state, provincial and local use, sales, property (ad valorem) and similar taxes on the sale of the Goods, which shall be paid by CONE. All such taxes shall be set forth as separate items on each CRAiLAR invoice.

2.4     Late or Missed Payments. If CONE fails or refuses to make any payment hereunder on or before the date on which such payment is due, interest will accrue at a rate the parties will negotiate terms of sale in a separate supply agreement no later than June 30, 2013.

2.5     Change Orders. Notwithstanding anything to the contrary contained herein, CONE may make changes in the scope of a Purchase Order at any time before such Purchase Order is fulfilled by CRAiLAR, and make changes in the method of shipping or packaging and place or time of delivery, by any reasonable means of communication. If any change affects the Purchase Price or delivery schedule for the Goods, an equitable adjustment to the affected Purchase Price or delivery schedule shall be made if CRAiLAR discloses same in writing to CONE. If any change, whether by reduction or cancellation of a Purchase Order, would result in any additional costs to CRAiLAR associated with the processing of such Goods which cannot be reasonably recouped by CRAiLAR, CRAiLAR may adjust the Purchase Price the parties will negotiate terms of sale in a separate supply agreement no later than June 30, 2013.

PART 3
ACCEPTANCE; NON-CONFORMING GOODS AND COMPLIANCE

3.1     Acceptance. CONE shall be deemed to have accepted the Goods unless CONE notifies CRAiLAR of CONE's rejection of the Goods within ten calendar days of receipt in accordance with the provisions of this Agreement. Such acceptance shall not affect any representations or warranties set out in this Agreement.

3.2     Rejected Goods. If any of the Goods are defective or otherwise not in conformity with the Specification or other requirements of this Agreement, and are reported within the requirements set out in Section 3.1, then CONE shall have the right to reject the Goods without obligation or liability and require CRAiLAR, at CRAiLAR's sole risk and expense, to properly dispose of the non-conforming Goods, in accordance with industry standards and all applicable laws, rules and regulations; and to further require CRAiLAR to provide CONE with a cash refund of or credit for the Purchase Price, or to provide replacement Goods, all at CONE's option. CRAiLAR shall not replace any rejected Goods without CONE's prior consent. Any replacements of the Goods shall be additionally and automatically warranted against defects and subject to these same obligations of CRAiLAR hereunder.

3.3     Recalls. Without limiting the foregoing, in the event of a recall or withdrawal, of any Goods manufactured by CRAiLAR under this Agreement is (a) either directed by any federal, provincial, state or local government agency, or (ii) determined by CRAiLAR (including at the request of CONE) to be reasonably necessary because of product quality or any defect or nonconformity with the specifications set out herein, the selection and the method of effectuating any such recall or withdrawal and the remedy utilized shall be controlled and under the reasonable discretion of CRAiLAR, taking into account any applicable requirements of involved government agencies and the reasonable directions of CONE.

3.4     Compliance. Each party shall comply with all applicable governmental laws, rules, regulations, executive orders, priorities, ordinances and restrictions in effect at the time of each Purchase Order.

3.5     FCPA. CRAiLAR shall sell all Goods ordered by CONE hereunder and CONE shall buy all Goods ordered by it hereunder in compliance with all applicable laws and regulations, including, but not limited to, all applicable anti-bribery laws, regulations, rules and requirements including the United States Foreign Corrupt Practices Act ("FCPA"). In accordance with this understanding, each party represents that it, and each of its owners, directors, officers, employees, and every other person acting on its behalf, has not and will not, in connection with any business transactions involving the other party or the Goods, directly or indirectly: offer, promise, authorize or make any payments of money or anything of value to any "Government Official", foreign political party or party official, any candidate for foreign political office, or any agent or intermediary for further payment to any of the foregoing (i) to influence the acts of the Government Official, political party, or candidate for political office, (ii) to induce the Government Official, political party or candidate to use his or her influence with a government or instrumentality thereof, or (iii) to obtain an improper advantage; or otherwise offer, promise, or pay any illegal bribe, kickback or other payment in violation of any applicable law; this prohibition includes "Facilitation Payments."

3.6     Toxic Substances. CRAiLAR represents and warrants that the Goods have been and will be manufactured, sold, furnished, transferred and delivered in compliance with all applicable sections of the Toxic Substance Control Act (15 USCS Section 2601) et seq., all applicable amendments, regulations, rulings, orders and standards thereunder. Prior to the delivery of the Goods, CRAiLAR shall furnish to CONE Material Safety Data Sheets ("MSDS") in the format and with the information required by the Occupational Safety and Health Administration for the Goods. Such MSDS shall contain all information reasonably necessary to enable CONE to comply with any applicable "hazard communication" or "right-to-know" laws.

3.7     Site Policies. While on site at any of the other party's owned or contracted facilities, each party and its agents shall comply with all safety rules, regulations, security, confidentiality, health and other policies of the other party which apply to such facilities. Each party hereby acknowledges that the other party has informed it of its policy that being under the influence of, bringing in, possessing, providing, manufacturing or other production of, buying, selling or using alcoholic beverages, unauthorized drugs or controlled substances on the other party's property or in its vehicles, is strictly prohibited. Each party understands and agrees to follow this policy while visiting the other party's facilities.

PART 4
EXCLUSIVITY, NON-SOLICITATION AND NON-COMPETITION

4.1     Non-Solicitation. No party will, during the Term and for a period of two years after the expiry thereof, solicit for employment any individual who is, at the time of such solicitation, employed by the other party or its Affiliates, nor will such party, directly or indirectly, induce any such individual to leave his or her employment. Each of CRAiLAR and CONE will ensure that their respective Affiliates will comply with this Section 4.1.

4.2     CRAiLAR Exclusivity. Unless expressly agreed to in writing by CONE, during the Term, and subject to the provisions of this Section 4.2, CRAiLAR agrees that it will not directly sell the Goods or any goods that are substantially similar to the Goods to any manufacturer of denim fabric, other than CONE. Notwithstanding the foregoing,

(a)     if CRAiLAR sources a denim development opportunity, it will give CONE a "right of first refusal" on the development, production or manufacture thereof. CRAiLAR will notify Cone of the denim development opportunity, providing CONE with full information relating thereto. CRAiLAR will use commercially reasonable efforts to ensure that CONE will be the provider of the denim fabric. If the customer is unable or unwilling to come to agreement with CONE therefor within a reasonable period of time, CRAiLAR will be free to deliver fiber to another manufacturer, developer or producer for the purposes of that customer; provided that CRAiLAR will make every effort to protect CONE IP that will be used by such manufacturer, developer or producer, and CRAiLAR will present CONE with the right of first refusal on an future, follow-up projects from the customer in order to ensure that CONE has a valid right of first refusal and the opportunity to bid on the work in the future.

(b)     For clarity, CRAiLAR has established relationships with certain brands prior to the effective date of this Agreement that have been disclosed in advance to CONE, and therefore such brands (i) will be introduced to CONE with the intention of allowing CONE to secure developments currently in discussion, but (ii) may choose to execute production through their own supply chain, which may not include CONE, in which case they are excluded from the exclusivity contemplated by Section 4.2.

(c)     Japan. CRAiLAR has currently granted exclusivity for CRAiLAR Fibers in the Japanese market with respect to the Goods to KOWA Corporation. CONE will not directly or indirectly provide the Goods, or other goods made with CRAiLAR Fibers (including CONE Products) to customers in Japan and for Japanese consumption. Notwithstanding the foregoing, CONE is not responsible for the movement of finished goods to Japan from non-Japan based customers, provided that if CONE is aware of a customer considering export to Japan, CONE will use reasonable efforts to inform CRAiLAR of this potential activity.

4.3     Non-Competition by Cone. During the Term, Cone will not and will ensure that its Affiliates will not, directly or indirectly, compete with CRAiLAR in the research, development or production of enzyme-treated natural bast fibers and will not, directly or indirectly, license or sell technology or provide products or research or development services to any Person, or engage in research or development with any Person, related to enzyme-treated natural bast fibers or CRAiLAR Fibers (collectively, the "Exclusive Services and Products").

4.4     Reasonable Restriction. Each party agrees that the restrictions contained in this Part 4 are reasonable for the protection of the respective legitimate business interests of the parties.

4.5     Injunctive Relief. Each party acknowledges that a breach by it or any of its Affiliates of any covenant contained in this Part 4 could result in damages to the other party which may not adequately be compensated for by monetary award alone. Accordingly, in the event of any such breach by a party, in addition to all other remedies available to the other party at law or in equity, such other party will be entitled as a matter of right, to apply to a court of competent jurisdiction for such relief by way of restraining order, injunction, decree or otherwise, as may be appropriate, to ensure compliance with the provisions of this Part 4.

PART 5
TERM AND TERMINATION EVENTS

5.1     Term. Unless terminated earlier in accordance with the provisions of this Agreement, the term of this Agreement shall commence on the Effective Date and shall continue for a period which will terminate on December 31, 2015. If at any time the exclusivity provided to CONE herein is ended, CONE will continue to have a non-exclusive license to purchase Goods from CRAiLAR and CRAiLAR shall continue to supply CONE on standard terms and as per CRAiLAR's standard price structure based on volume and delivery.

5.2     Renewals. This Agreement may be renewed for successive periods by written agreement between the parties, and on such terms as agreed to in writing by the parties.

5.3     Termination by Either Party. Either party shall be entitled to terminate this Agreement in its entirety if

(a)     the other party becomes bankrupt or insolvent, or

(b)     the other party commits a material breach hereof and fails to remedy same after 30 calendar days' written notice from the terminating party specifying the particulars of such breach.

(c)     If the Marketing and Development Program fails result in a Supply Agreement by June 30, 2013, the parties shall forthwith meet to discuss and reach agreement with respect to a revised supply agreement consistent with the objectives of the Development Program. If the parties cannot reach such agreement within 30 days of such failure and the either party shall then be entitled to terminate the Development Program in its entirety.

5.4     Survival. If this Agreement is terminated or expired, those rights and obligations of CRAiLAR and CONE that, by their nature, are intended to survive will so survive, including Part 1, Section 2.3, Section 4.2(c), Section 4.1, Section 4.4, Section 4.5, this Part 5, Part 6, Part 7, Section 8.4, Section 8.5, Part 9 and Part 10.

PART 6
INTELLECTUAL PROPERTY

6.1     Prior IP. All CRAiLAR Existing IP will remain the property of CRAiLAR and all CONE Existing IP will remain the property of CONE, and all respective right, title and interest therein (including all Intellectual Property Rights) shall remain with CRAiLAR or CONE, as the case may be, except as expressly set out in this Agreement, and no license, real or implied will be granted with respect to such Intellectual Property except as contemplated in this Agreement, if any. To this end, the parties will execute or cause to be executed such deeds, documents, instruments, assignments and moral rights waivers as maybe necessary to effect the intent of this Section 6.1.

6.2     Arising IP. All Intellectual Property which arises directly as a result of CONE's development (including joint developments with third parties) of yarns or fabrics using the

Goods will be the property of CONE (the "CONE Arising IP"). All Intellectual Property which arises as a result of the creation and processing of the Goods will be the property of CRAiLAR (the "CRAiLAR Arising IP"). For greater clarity, as it is the intent that Intellectual Property arising hereunder will be either CONE Arising IP or CRAiLAR Arising IP, and never both, to the extent that any CONE Arising IP uses or incorporates any CRAiLAR IP, such CRAiLAR IP will remain the exclusive property of CRAiLAR, and to the extent that any CRAiLAR Arising IP uses or incorporates any CONE IP, such CONE IP will remain the exclusive property of CONE. To this end, the parties will execute or cause to be executed such deeds, documents, instruments, assignments and moral rights waivers as maybe necessary to effect the intent of this Section 6.2.

6.3     Confidential Information. Notwithstanding anything else in this Agreement, neither party will, without the prior written approval of the other party, disclose or use for any purpose other than performance of its obligations under this Agreement any Confidential Information of the other party that may come to its knowledge or possession by reason of performance under this Agreement, exchange of information under this Agreement or the entry of this Agreement. In connection therewith, the following provisions apply:

(a)     Obligation to Protect: each party will at all times protect the other's Confidential Information using the same standard of care that it would use to protect its own, similar information, but in any case no less than a reasonable standard of care;

(b)     Title: all right, title and interest (including all Intellectual Property Rights) in and to each party's Confidential Information will be and remain vested in such party subject to the express licenses granted herein;

(c)     Permitted Disclosures: each party will not disclose Confidential Information of the other party to any employee, agent, permitted sub-contractors (if any) or other person except on a strictly "need-to-know" basis, and where such person is bound by legally-enforceable confidentiality undertakings in respect thereof at least as stringent as those contained herein, and notwithstanding the foregoing:

(i)     each party may disclose the terms of this Agreement to its solicitors, auditors, insurers or accountants for the purpose of their rendering professional services to the benefit of such party,

(ii)     each party will be entitled to disclose the terms of this Agreement to prospective or actual investors, acquirers, or lenders provided that such party first enters into a written confidentiality agreement with such investor, acquirer or lender no less protective than this Agreement, and

(iii)     each party will be fully responsible for any breaches of confidentiality caused by such persons to whom the Confidential Information is disclosed by it as if such breach were committed by such party;

(d)     Exceptions: neither party will have an obligation of confidentiality under this Part with respect to Confidential Information to the extent that such party can establish, through documentary evidence, that such information:

(i)     is already or becomes publicly known or otherwise through no wrongful act of the receiving party;

(ii)     is rightfully received by the receiving party from a third party without restriction or without breach of this Agreement; or

(iii)     is independently developed by or for the receiving party without direct or indirect use of the Confidential Information;

(e)     Governmental Disclosures: notwithstanding anything else in this Agreement, if a party is required to disclose any Confidential Information to a government body or court of law or as otherwise required by law, it may do so provided that it:

(i)     gives the other party sufficient advance notice as reasonable in the circumstances subject to Applicable Law to enable the owner of such Confidential Information the opportunity to contest the disclosure or obtain a protective order; and

(ii)     assists the owner of such Confidential Information in contesting or protecting same; and

(f)     Return of Information: upon termination of this Agreement or upon the written instruction of the party owning Confidential Information, the other party will return or destroy the requesting party's Confidential Information, provided that a party will be deemed to have destroyed electronic Confidential Information when it executes an application- or operating system-level, commercially reasonable delete function on it and thereafter refrains from performing or permitting any direct or indirect restoration or recovery thereof. Notwithstanding the foregoing, each party will be entitled to retain one copy of the other party's Confidential Information for the sole purpose of and to the extent required for compliance with law, provided that it at all times maintains the confidentiality thereof in accordance with this Part and, when no longer required for such compliance, returns or destroys same under this Section (f).

PART 7
DISPUTE RESOLUTION

7.1     Initiation of Process. If at any time a dispute between the parties with respect to any matter relating to this Agreement arises, a party that wishes that the issue be considered further may give written notice (in this Part, the "Dispute Notice") to the other requiring that such issue or dispute be decided pursuant to this Part 7.

7.2     Referral to Senior Officers. If a Dispute Notice is given, the senior officers of each of the parties shall initiate discussions with a view to settling the issue or matter. A decision reached by such Senior Officers and communicated by them in writing to the parties will be binding on the parties and will be implemented.

7.3     Submission to Arbitration. If no decision is communicated by the Senior Officers within 30 calendar days after such issue or dispute is referred to them, either party may at any time before a decision thereon is so communicated and less than 120 calendar days after delivery of the Dispute Notice, by further notice given to the other, submit the issue or dispute to arbitration in accordance with the rules of arbitration of the British Columbia International Commercial Arbitration Centre (in this Part, the "Rules") as modified by the provisions herein. The issue or dispute will be submitted to one arbitrator in accordance with the Rules.

7.4     Place of Arbitration. All arbitration proceedings will be conducted in the English language in Delaware,

7.5     Final and Binding. Any award or decision of the arbitrator or an arbitration pursuant to Section 7.3 shall be final and binding upon the parties.

7.6     Legal Proceedings. A legal proceeding commenced by a party to this Agreement in respect of an issue or dispute that may be arbitrated under this Agreement (a) will be stayed until the time during which arbitration may be initiated has expired or, if arbitration is initiated, a decision on the arbitration is delivered or the arbitration process has otherwise ended, and (b) will be discontinued following the award or decision of the arbitrator on the arbitration unless such decision is not to continue with the arbitration of the issue or dispute.

7.7     Exclusions. This Part 7 will not apply to the grant of provisional remedies, including injunctions, restraining orders and specific performance, and each party reserves its right to commence such action or seek such remedies from any court of competent jurisdiction.

PART 8
REPRESENTATIONS, WARRANTIES, COVENANTS

8.1     Mutual Representations. Each party hereby represents and warrants to each other party that

(a)     it has the right and power to enter into this Agreement and perform the obligations contained herein;

(b)     the execution and delivery of this Agreement, and the performance of the covenants and agreements herein contained, are not limited or restricted by or in conflict with, nor will they breach, infringe, contravene or interfere with, any Person's contractual, intellectual property, privacy, common law, statutory, equitable, confidentiality or other rights to the extent that it would affect the party's ability to perform its obligations under this Agreement, and

(c)     it has no knowledge of any existing, or reasonably anticipated, claim, action, proceeding, dispute or suit which would affect its ability to perform any aspect of this Agreement or to use any of its Intellectual Property or any other matter which might affect the validity, use, continuance, ownership or value of such Intellectual Property.

8.2     CRAiLAR Representations. CRAiLAR represents and warrants that:

(a)     all Goods shall be free from defects in quality and workmanship and shall conform to the Specifications;

(b)     the manufacture, packaging and labelling of the Goods complies with, any and all applicable federal, provincial, state or local laws, rules regulations and ordinances;

(c)     the Goods do not infringe or otherwise violate any existing or pending patents, copyrights, trade secrets or other proprietary rights of third parties with respect to which CRAiLAR or its Affiliates do not have rights to perform under this Agreement, provided that such representation and warranty does not include any use to which CONE puts the Goods so long as the basis for the claim is not substantially based on the composition or properties of the Goods (as formulated and supplied by CRAiLAR);

(d)     CRAiLAR shall have and convey to CONE good title to the Goods, free from all liens, encumbrances and claims of third parties; and

(e)     CRAiLAR has full authority and power to enter into this Agreement and to grant the rights, covenants and licenses specified herein, that it has secured any and all necessary approvals, permits or consents deemed necessary or advisable for the consummation of the transactions contemplated hereby, that it is not a party to and will not become a party to any agreement with another that is inconsistent with this Agreement.

8.3     CONE Representations. CONE represents and warrants that:

(a)     without granting CONE any right to use the Goods for any purpose other than evaluation in respect of the Goods, all manufacture, packaging and labelling of CONE Product under CONE's brand("Branded Goods"), apart from the Goods forming part thereof, will comply with any and all applicable laws, rules, regulations and ordinances, and

(b)     it has exclusive right, title and interest in and to the CONE trademarks for use in association with the Branded Goods and the CONE Products.

8.4     No Other Warranties. THE CONDITIONS, REPRESENTATIONS AND WARRANTIES EXPRESSLY SET OUT HEREIN ARE IN LIEU OF, AND EACH PARTY EXPRESSLY DISCLAIMS, ALL CONDITIONS, WARRANTIES AND REPRESENTATIONS, EXPRESS, IMPLIED OR STATUTORY, INCLUDING IMPLIED CONDITIONS, WARRANTIES OR REPRESENTATIONS IN RESPECT OF QUALITY, CONDUCT, PERFORMANCE, RELIABILITY, AVAILABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WHETHER ARISING BY USAGE OF TRADE, BY COURSE OF DEALING, BY COURSE OF PERFORMANCE, AT LAW, IN EQUITY, BY STATUTE OR OTHERWISE HOWSOEVER, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW.

8.5     Exclusions. CRAiLAR's warranty regarding the quality of the Goods does not apply to any of the following:

(a)     normal wear and tear;

(b)     damages caused by misuse, moisture or liquids, proximity or exposure to heat, accident, abuse, neglect, misapplication, a person's failure to abide by the use, safety, and maintenance instructions contained in the packaging of the Goods, including, without limitation, (A) a failure to follow such instructions regarding storage or use of the Goods with any other technologies, goods, equipment, peripherals, or accessories, (B) changes or modifications made by anyone other than CRAiLAR to the Goods; and

(c)     any damage caused by CONE's or its customers' use of the Goods.

PART 9
LIABILITY AND INDEMNITY

9.1     Indemnification. To the fullest extent permitted by application of law, each party (in this Part, the "Indemnifying Party") shall indemnify, defend and hold the other party, its Affiliates, and their respective officers, agents, employees and related companies (in this Part, collectively, "Indemnitees") harmless from any losses, costs, claims, expenses (including reasonable legal fees and court costs), suits, actions, judgments, fines, penalties or damages of every nature and description (in this Part, collectively, "Losses"), to the extent arising out of or resulting from:

(a)     any gross negligence or willful misconduct of the Indemnifying Party, its agents or employees;

(b)     any third party Intellectual Property infringement claim (i) in the case of CRAiLAR as the Indemnifying Party, against the Crailar(R) Mark, or against the Goods themselves or the use to which the Goods are put so long as the basis for the infringement claim regarding the Goods is substantially based on the composition or properties of the Goods (as formulated and supplied by CRAiLAR), and (ii) in the case of CONE as Indemnifying Party, against any use to which the Goods are put so long as the basis for the infringement claim is not substantially based on the composition or properties of the Goods (as formulated and supplied by the CRAiLAR) or relating specifically to the Branded Goods; and

(c)     in the case of CONE as Indemnifying Party, any use, design, manufacture, reproduction, display, sale, distribution or marketing of the CONE Products or the Branded Goods except as indemnified by CRAiLAR under Section 9.1(b).

9.2     Exceptions to CRAiLAR Infringement Indemnity. Notwithstanding Section 9.1(b)(i), CRAiLAR will have no obligation to indemnify CONE if, and to the extent that the Losses arose or resulted from:

(a)     the CONE Indemnitees' combination of the Crailar(R) Mark or the Goods with goods, hardware, software, services, products or Intellectual Property not supplied by the Indemnifying Party or contemplated by this Agreement;

(b)     any modification to the Crailar(R) Mark or the Goods carried out by or on behalf of CONE or any third party without CRAiLAR's written consent;

(c)     any refusal by the CONE Indemnitees to replace the Crailar(R) Mark or Goods with non-infringing versions offered by CRAiLAR under Section 9.3; or

(d)     any breach of this Agreement by the CONE Indemnitees.

9.3     Rights under Infringement Indemnity. If there arises an indemnification claim under Section 9.1(b)(i), or for which it would be reasonably likely that such a claim may arise, CRAiLAR may, in its sole discretion:

(a)     procure the right for CONE to use the allegedly infringing element as originally intended hereunder (and the cost of procuring such rights will be borne by CRAiLAR);

(b)     replace or modify, at its expense, the allegedly infringing element with goods or materials of at least comparable functionality and quality that do not breach this Agreement (and the reasonable costs of such replacement or modification with respect to already-produced CONE Products or the Branded Goods will be borne by CRAiLAR); or

(c)     if the removal of such allegedly infringing element would not be a breach of this Agreement, require the removal such infringing part therefrom (and the reasonable costs of such removal with respect to already-produced CONE Products or the Branded Goods will be borne by CRAiLAR).

9.4     Conduct of Indemnities. Each party acknowledges that the Indemnifying Party will be given complete authority for the defence or settlement of claims indemnified hereunder, on the understanding that, in all events, the Indemnitees will have the right (at its own expense) to participate in such defence or compromise through counsel of its choosing. An Indemnifying Party's obligations to provide an indemnity hereunder is premised on:

(a)     the Indemnitees notifying the Indemnifying Party as soon as reasonably practicable after receiving notice of a claim;

(b)     the Indemnitees providing such information and assistance as reasonably requested by the Indemnifying Party; and

(c)     the Indemnitees not compromising or settling any claim without the Indemnifying Party's prior written consent, such consent not to be unreasonably withheld, conditioned or delayed;

and each Indemnitee will conduct itself in accordance therewith, provided that in no case will the foregoing reduce the Indemnifying Party's obligation to indemnify except to the extent that the failure to comply therewith actually causes material prejudice to the Indemnifying Party.

9.5     Exclusion of Liability. EXCEPT IN RELATION TO THE INDEMNITIES EXPRESSLY PROVIDED HEREUNDER OR FOR A BREACH OF CONFIDENTIALITY, NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL CLAIMS OF ANY KIND WHATSOEVER AND HOWEVER CAUSED, WHETHER ARISING UNDER CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, INCLUDING (WITHOUT LIMITATION, AND WHETHER DIRECT OR INDIRECT) LOSS OF PRODUCTION, LOSS OF PROFITS OR OF CONTRACTS, LOSS OF BUSINESS, LOSS OF MANAGEMENT OR OPERATION TIME AND LOSS OF GOODWILL OR ANTICIPATED SAVINGS, EVEN IF THE PARTY HAS BEEN NOTIFIED OF THE POSSIBILITY THEREOF OR COULD HAVE FORESEEN SUCH CLAIMS.

9.6     Limit of Liability. EXCEPT IN RELATION TO THE INDEMNITIES EXPRESSLY PROVIDED HEREUNDER OR FOR A BREACH OF CONFIDENTIALITY, EACH PARTY'S AGGREGATE LIABILITY UNDER THIS AGREEMENT WILL BE LIMITED TO DIRECT DAMAGES NOT TO EXCEED THE PURCHASE PRICE MULTIPLIED BY THE MAXIMUM ANNUAL QUANTITY AS THEN-CURRENT AT THE TIME SUCH LIABILITY AROSE.

9.7     Insurance. Each party agrees to maintain, at its own expense, commercially reasonable, sufficient insurance coverage with respect to its operations as available on commercially reasonable terms to it, and to provide copies thereof upon request to the other party (subject to reasonable confidentiality obligations).

PART 10
GENERAL

10.1     Force Majeure. If either party is delayed in or prevented from the manufacture, or making available of the Goods (in the case of CRAiLAR), or ability to accept or process the Goods (in the case of CONE) due to any act of God, labour dispute or strike, war or civil disturbance, or any other cause beyond such party's control and not due to such party's fault or negligence which could not reasonably be anticipated and avoided (but in any event excluding a lack of cash, credit or financing), then:

(a)     such party shall be excused from such delay or inability to perform for such period of cause; provided, however, that (i) the party declaring the force majeure situation notifies the other party as soon as practicable after it first has knowledge of the event causing such delay, and (ii) the party declaring the force majeure situation uses commercially reasonable efforts to mitigate the effects of such cause;

(b)     if such delay or prevention continues for more than 30 calendar days at CRAiLAR, CONE shall have the right to terminate this Agreement; and

(c)     if such delay or prevention continues for more than 30 calendar days at CONE, CRAiLAR may, at its option, (i) extend availability of the goods covered by the affected Purchase Order(s) for such period of delay or prevention, or (ii) if requested by CONE, cancel the affected Purchase Order(s) in which case the Goods covered thereby will not be subject to the exclusivity set out in Part 4.

10.2     Relationship. In the performance of this Agreement, each party shall operate as an independent contractor and not as an agent of the other. Neither party nor its employees, suppliers or agents shall be deemed under any circumstances to be agents, employees or servants of the other party.

10.3     Modifications, Approvals and Consents. No amendment, modification, supplement, termination or waiver of any provision of this Agreement will be effective unless in writing signed by the parties and then only in the specific instance and for the specific purpose given.

10.4     Further Assurances. The parties will execute such further assurances and other documents and instruments and do such further and other things as may be necessary to implement and carry out the intent of this Agreement.

10.5    Entire Agreement. The provisions in this Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the supply and purchase of Goods and supersede all previous expectations, understandings, communications, representations and agreements whether verbal or written between the parties. All prior and contemporaneous proposals, negotiations, representations and agreements with respect to the Goods are replaced by this Agreement and no course of prior dealings between the parties and no usage of the trade shall be relevant to supplement or explain any term used in this Agreement.

10.6     Notices. Every notice, request, demand, direction or other communication (each, for the purposes of Section 10.6, Section 10.7 and Section 10.8, a "Notice") required or permitted to be given pursuant to this Agreement will be deemed to be well and sufficiently given if in writing and delivered by hand (including recognized overnight courier service) or transmitted by facsimile, in each case addressed as follows:

(a)     if to CRAiLAR at:

305 - 4420 Chatterton Way, Victoria, British Columbia, Canada, V8X 5J2
Attention: Kenneth Barker, President and CEO
Facsimile: (250) 658-8586; and

(b)     if to CONE at:

Neil W. Koonce
804 Green Valley Road, Suite 300
Greensboro, NC 27408
Facsimile: (336) 379-6972

or to such other address or transmission receiving station as is specified by the particular party by Notice to the others.

10.7     Deemed Receipt. Any Notice delivered or sent as aforesaid will be deemed conclusively to have been effectively given and received on the day Notice was delivered or sent as aforesaid if it was delivered or sent on a day that was a Business Day or on the next day that is a Business Day if it was delivered or sent on a day that was not a Business Day.

10.8     Change of Address. A party may at any time, by Notice to the others, change its address to some no less convenient address and will so change its address whenever its address ceases to be suitable for delivery by hand.

10.9     Enurement. This Agreement will enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

10.10   Governing Law. This Agreement will be deemed to have been made in DELAWARE and the construction, validity and performance of this Agreement will be governed in all respects by the laws of DELAWARE

10.11   Attornment. Subject to Part 7, each party irrevocably attorns to the exclusive jurisdiction of the courts of DELAWARE and all courts having appellate jurisdiction thereover in respect of any proceeding arising out of or relating to this Agreement.

10.12   Assignment. Neither party shall delegate any duties or liabilities nor assign any rights or claims under this Agreement without the prior written consent of the other party, which shall not be unreasonably withheld, conditioned or delayed; provided that neither party's consent shall be required (though contemporaneous notice shall be required) in the event of assignment by a party (a) to any entity which is an affiliate of such assigning party; (b) to a successor of such assigning party as part of an internal reorganization of such assigning party which results in such assigning party being organized in a different legal entity or corporate form, whether through conversion, merger, or otherwise; or (c) to an assignee that is a purchaser of all or substantially all of the assigning party's assets or business. Any such attempted delegation or assignment shall be void.

10.13   Severability. If any provision of this Agreement is at any time unenforceable or invalid for any reason, it will be severable from the remainder of this Agreement and, in its application at that time, this Agreement will be construed as though such provision was not contained herein and the remainder will continue in full force and effect and be construed as if this Agreement had been executed without the invalid or unenforceable provision.

10.14   Counterparts. This Agreement may be executed in counterparts or by facsimile, each of which will together, for all purposes, constitute one and the same instrument, binding on the parties, and each of which will together be deemed to be an original, notwithstanding that both parties are not signatories to the same counterpart or facsimile.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first written above.

CRAILAR TECHNOLOGIES INC.

Per:     /s/ Jason Finnis
           Authorized Signatory
Name and Title: Jason Finnis, Chief Innovation Officer

CONE DENIM, LLC

Per:    /s/ Steve Maggard
          Authorized Signatory
Name and Title: Steve Maggard, VP Operations Planning and Forecasting

Schedule A

SPECIFICATIONS

1.     Term of contract starts immediately upon signing, through 2015.   Reviews will take place at years end, or at a time which is beneficial to the fabric development calendars.

2.     CONE Mills will include 2 CRAiLAR styles in their CONE 3D offer immediately and for sale, increasing this to 4 inline fabrics by mid 2013, with further developments to be determined as work progresses.

3.     Initial fabric percentages will be of a minimum 10% CRAiLAR content, agreement to make reasonable effort to achieve 33% overall blend within the timeframe of the contract (CONE Denim warp trials to commence immediately upon signing)

4.     Jointly market CRAiLAR and CONE to both the trade and consumer.  Details to be drafted seasonally per the product development and finalization calendars, and as a joint effort between CONE and CRAiLAR.

5.     CRAiLAR to be included in CONE 3D marketing materials, sales meetings, trade shows, press, launches, trade marketing and consumer marketing activities

6.     CONE to be presented to CRAiLAR partners as the preferred partner in Denim manufacture.  CRAiLAR to be presented to CONE partners in an effort to bolster adoption of CRAiLAR in other non-denim categories.